Exhibit 10.4

Personal and Confidential

Eysins, May 24th, 2016

Re:Project Voyager Retention Incentive and Continuation of Existing Severance Contractual Terms

Dear Philip

In recognition of your critical contributions to the Enterprise Inkjet Systems Division, I am pleased to inform you of your eligibility for an individualized special retention award and continuation of your existing severance contractual terms, each as described in this letter.  For purposes of this letter, “Kodak” refers to Eastman Kodak Sàrl and its related affiliates.

If you agree with the terms of this letter, and you execute and return this letter, this letter will constitute an “Agreement” between you and Kodak, effective as of the date that the executed Agreement is received by Kodak.

Background

As of the date of this Agreement, you have a contract of employment with Eastman Kodak Sàrl, effective January 1, 2011, which was modified by an addendum effective January 1, 2013, and which was amended by Amendment No. 1 dated September 9, 2013 (collectively, your “Employment Contract”).  By its terms, your Employment Contract will expire on September 3, 2016 at the latest (the “Expiration Date”), it being noted that you or Kodak may terminate your employment early by providing to the other party a Termination Notice at least one month prior to the Expiration Date.

Under your Employment Contract, you are entitled to contractual severance in the event of the termination of your Employment Contract by Kodak without “Cause” or by you for “Good Reason” (each term, as defined in your Employment Contract), in accordance with the terms and conditions specified by your Employment Contract.  The contractual severance to which you are entitled to receive under your Employment Contract in the event of a qualifying termination of your employment is (A) the sum of your salary and your target annual incentive under Executive Compensation for Excellence and Leadership (“EXCEL”) for the fiscal year in which the termination notice is given (or if such target has not yet been established for such fiscal year, the target annual incentive under EXCEL for the fiscal year prior to the year in which the termination notice is given) multiplied by (B) one (the “Severance Payments”).

As you know, Kodak is currently in talks to sell its Prosper enterprise inkjet printing business (“Project Voyager”).  The purpose of the retention award and the extension of your existing severance contractual terms is to provide you, in your capacity as the President of the Enterprise Inkjet Systems Division and President of the Micro 3D Printing and Packaging Division, an incentive to remain employed with Kodak and to successfully manage the sale

Exhibit 10.4

process in Project Voyager, the launch of the Ultrastream writing system at Drupa and the exit of the silver metal mesh program.

1.Retention Incentive

A.

Success Fee.  Kodak will pay you a one-time individualized special retention incentive in the amount set forth on Schedule A to this Agreement (the “Success Fee”) if you satisfy the continuous employment requirement set forth in Section 1.B and provided that all other conditions of this Agreement have been satisfied.

B.

Continuous Employment.  To be eligible for the Success Fee, you must remain continuously and actively employed with Kodak in good standing through the successful closing of the transactions contemplated in Project Voyager (the “Success Date”).  In the event of the termination of your employment for any reason before the Success Date, or if all other conditions of this Agreement have not been satisfied, no Success Fee shall be payable to you.  In addition, no partial Success Fee shall be payable for achievement of any partial milestones.

C.	Payment. Payment of the Success Fee will be made by Kodak in a lump sum with the next payroll cycle following the Success Date.
D.

Tax Withholding/Social Security.  Kodak will withhold from the payment of the Success Fee all income, payroll, employment taxes and compulsory social security contributions required by applicable law or regulation to be withheld.

E.

Not Benefits Bearing.  The Success Fee will not be “benefits bearing” for Kodak purposes. That is, the amount will not be taken into account, or considered for any reason, for purposes of determining any company-provided benefits or compensation for which you are or may become eligible, including by way of illustration, and not by way of limitation, any pension or other retirement benefit.

H.

Forfeiture.  In the event you breach any of the terms of your Employment Contract, this Agreement, or the waiver and release required by Section 2.C, in addition to and not in lieu of any other remedies that Kodak may pursue against you, you shall forfeit your right to the Success Fee, and if the Success Fee has already been paid to you, you agree to immediately repay to Kodak the Success Fee.

2.Continuation of Existing Severance Contractual Terms

A.

Existing Severance Contractual Terms.  In the event of the termination of your employment by Kodak without Cause or by you for Good Reason at any time after the date on which this Agreement becomes effective, regardless of whether such date is later than the Expiration Date of your Employment Contract, and you satisfy the requirements of Section 2.C, Kodak will pay to you the Severance Payments.  The Severance Payments will be made in lieu of any severance benefits under any other

Exhibit 10.4

agreement or arrangement with Kodak, as well as in lieu of any benefits under any local severance provisions applicable to employees in Switzerland, unless the benefits under any local severance provisions applicable to employees in Switzerland would be more than the Severance Payments, in which case you would be entitled to the benefits under any local severance provisions applicable to employees in Switzerland.  If after the effective date of this Agreement, you are entitled to severance benefits under your Employment Contract, other agreement or arrangement with Kodak, or under any local severance provisions applicable to employees in Switzerland, then the amount of the Severance Payments payable under this Agreement shall be reduced accordingly by the amounts of such other severance benefits. In addition to the Severance Payments, your Emergence Award and Long-Term Equity Awards (as described in your Employment Contract) granted on or before the Expiration Date will continue to vest and remain exercisable according to the terms of the applicable award, in each case without any regard to any continued employment condition (your “Continued Vesting” benefits).

B.

Additional Event for Continuation of Existing Severance Contractual Terms.  In the event that, in connection with Project Voyager, you terminate your employment with Kodak and become employed by the acquirer of the Prosper business (directly or indirectly), and you are not otherwise eligible for the Severance Payments under Section 2.A of this Agreement, and you satisfy the requirements of Section 2.C, such termination of your employment shall be deemed to be a termination of your employment for Good Reason, and you shall be entitled to receive the Severance Payments and your Continued Vesting benefits in accordance with Section 2.A as a result of such termination.

C.

Waiver and Release Requirement.  The Severance Payments and your Continued Vesting benefits will only be provided if, at the time of your termination, you provide a waiver and release of any and all claims you may have with respect to Kodak in the form attached hereto as Exhibit 1.

D.

Time of Payment of Severance Benefits.  The Severance Payments will be made by Kodak in a lump sum within the next payroll cycle following the later of the date of your termination of employment or the date on which you provide Kodak with the waiver and release required by Section 2.C.

E.

Tax Withholding/Social Security.  Kodak will withhold from the payment of the Severance Payments all income, payroll, employment taxes and compulsory social security contributions required by applicable law or regulation to be withheld.

F.

Forfeiture.  In the event you breach any of the terms of your Employment Contract, this Agreement, or the waiver and release required by Section 2.C, in addition to and not in lieu of any other remedies that Kodak may pursue against you, you will immediately forfeit your right to the Severance Payments under your Employment

Exhibit 10.4

Contract or this Agreement, and if the Severance Payments have already been paid to you, you agree to immediately repay to Kodak the Severance Payments, and your Continued Vesting benefits shall immediately cease.

G.	Employment Reference. Kodak will provide you with an employment reference promptly following the date of your termination of employment.
H.

Non-Duplication of Severance Payments.  Under no circumstances shall you be entitled to receive your Severance Payments under this Agreement and severance payments under your Employment Contract, any other agreement with Kodak or an affiliate thereof or any applicable employment statute. In the event that you are entitled to receive severance payments outside of this Agreement, your Severance Payments payable under this Agreement shall be reduced by the amount of such other severance payments.

3.Assignment

A.	Assignment by You. You may not assign your rights or obligations under this Agreement.
B.

Assignment by Kodak.  Kodak may assign its rights and obligations under this Agreement to a third party, including its obligations to make payment to you of the Success Fee or Severance Payments; provided, however, Kodak shall remain liable for the payment of the Success Fee and Severance Payments in the event that such third party fails to make such payments to you.

C.	Kodak Successors. The rights and obligations of Kodak hereunder will inure to the benefit of and will be binding upon its successors and assigns.

4.Effect of Agreement on Employment Contract

The terms of your Employment Contract other than those regarding severance (including, but not limited to compensation, benefits, data protection, obligations of confidentiality, and non-competition and non-solicitation restrictions, etc.) remain in effect and continue in accordance with their terms under the Employment Contract until the Expiration Date, and for certain terms (e.g., obligations of confidentiality, and non-competition and non-solicitation restrictions), beyond the Expiration Date to the extent and for the period provided by the Employment Contract.  Notwithstanding the foregoing, your employment with the acquirer of the Prosper business on or after the Success Date shall not be considered engagement in a business which is in competition with the Business (as defined in your Employment Contract).

5.Miscellaneous Provisions

A.

Confidentiality.  You agree to keep the existence and content of this Agreement confidential, except that you may review it with your supervisor, attorney, financial advisor, spouse, and/or with me or my designee.  Prior to any such disclosure, you

Exhibit 10.4

agree to advise these individuals of the confidential nature of this Agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this Agreement and the facts giving rise to it.  Nonetheless, either party to this Agreement (that is, you and Kodak) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analysis) that may be provided to that party relating to tax treatment and tax structure.  In addition, Kodak may disclose this Agreement as required by applicable law (including filing a copy of this Agreement with the U.S. Securities and Exchange Commission).

B.

Unenforceability.  If any portion of this Agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this Agreement be given the maximum possible effect allowed by law.

C.

Kodak Right to Set-off.  By accepting this Agreement, you agree that except as prohibited by law, your obligations to repay Kodak under the terms of this Agreement or other agreement with Kodak may be satisfied by Kodak, at its option and without prior notice to you, by its set-off against amounts payable by Kodak to you, including compensation or benefits, at the time of your termination of employment for or on account of any reason.  Kodak will advise you of any set-off effected under this Section.  This Section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which Kodak is at any time otherwise entitled (whether by operation of law, contract or otherwise).

D.

Headings.  The headings of the several sections of this Agreement have been prepared for convenience and reference only and shall not control, affect the meaning or be taken as the interpretation of any provision of this Agreement.

E.	Applicable Law and Jurisdiction. This Agreement shall be governed by substantive Swiss law. Disputes arising under this Agreement shall be subject to the competent courts of the canton of Geneva.
F.

Amendment.  This Agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak that expressly acknowledges that it is changing, modifying or amending this Agreement.

G.

No Right to Continued Employment Created.  This Agreement does not provide you with any right to remain in the continued employment of Kodak for any specified period of time.  As agreed in the Employment Contract, you or the Company may terminate your employment early at any time for any reason, or for no reason, provided that you or the Company provides a Termination Notice to the other at least one month prior to any termination.

Exhibit 10.4

H.

Complete Agreement.  By accepting this Agreement, you agree and acknowledge that this Agreement contains the entire understanding between Kodak and yourself with respect to your retention incentive and the severance payment benefits, and supersedes all previous written or oral negotiations, commitments, and agreements with respect to such subject matter.

I.

Tax Liability.  By signing this Agreement you agree that Kodak has not provided you with advice regarding the tax treatment of any of the benefits or payments provided hereunder.  In particular, you hereby acknowledge that Kodak makes no representations with respect to the tax consequences of the compensation arrangements described in this Agreement.

*****

If you wish to accept the terms of this Agreement, please sign your name and complete the signature date in the spaces provided below and return the signed original to me.

Sincerely,

/s/ Cendrine Saugy

Cendrine Saugy

HR Manager, Switzerland

Accepted by:

/s/ Philip Cullimore25/5/16

_____________________________________

Philip Cullimore   Date

cc:Jeffrey J. Clarke

Exhibit 10.4

Letter Agreement with Philip Cullimore dated May 24, 2016

Schedule A

Exhibit 10.4

Letter Agreement with Philip Cullimore dated May 24, 2016

Exhibit 1

Form of Waiver and Release of Claims

Eastman Kodak Sàrl

Cendrine Saugy

Route de Crassier 21

CH - 1262 Eysins

Switzerland

Eysins, May 24th 2016

Re:	Termination of my employment relationship with Eastman Kodak Sàrl (the “Company”)

Dear Sirs,

Reference is made to the termination of my employment relationship with the Company.

I irrevocably and unconditionally release and forever discharge the Company and/or its affiliates, including without limitation their directors, officers, executives, partners, stakeholders, agents, attorneys, insurers and employees, past and present, and each of them, from any and all claims (including but not limited to potential claims regarding benefits, overtime, vacation, pension, social security or bonus) in full and final settlement of any rights or obligations that may exist on the date hereof or at any time hereafter, including in particular in connection with or arising out of my employment agreement and/or the termination thereof.

Yours Sincerely,

_____________________________

Philip Cullimore